UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 6, 2017

Medizone International, Inc.
(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation)	2-93277-D (Commission File Number)	87-0412648 (IRS Employer Identification No.)

350 East Michigan Avenue, Suite 500, Kalamazoo, MI 49007
(Address of principal executive offices, Zip Code)

Registrant's telephone number, including area code: (269) 202-5020

4000 Bridgeway, Suite 401, Sausalito, California 94965
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.
On the afternoon of Thursday, April 6, 2017, Medizone International, Inc. (“Company”) representatives participated in a teleconference with representatives of the U.S. Food and Drug Administration (“FDA”).  During the conference call, the FDA representatives advised us that they believed AsepticSure®, the Company’s disinfectant system, should be classified as a medical device under Section 201(h) of the Food, Drug, and Cosmetic Act of 1938, as amended (“FDCA”).  The FDA representatives recommended that we consider whether it is appropriate for the Company to submit a premarket notification to the FDA or to seek pre-market approval of AsepticSure and invited Company representatives to schedule follow up meetings in the near future to discuss the best approach for introduction of the AsepticSure technology into the U.S. market.
Section 510(k) of the FDCA requires device manufacturers who must register, to notify FDA of their intent to market a medical device at least 90 days in advance. This is known as Premarket Notification, “PMN”, or “510(k)”. This notification allows FDA to determine whether the device is equivalent to a device already placed into one of the three classification categories. Under FDA guidelines, a device that reaches market under a 510(k) notification must be "substantially equivalent" to a device on the market prior to May 28, 1976 (a "predicate device"). If a device being submitted is significantly different, relative to a pre-1976 device, in terms of design, material, chemical composition, energy source, manufacturing process, or intended use, the device nominally must go through a premarket approval, or “PMA”, although this is not always required.  A device that reaches market via the 510(k) process is not considered to be "approved" by the FDA. Nevertheless, it can be marketed and sold in the United States. They are generally referred to as "cleared" or "510(k) cleared" devices.  PMA is the most stringent type of device marketing application required by FDA. Under PMA, the maker of the medical device must submit an application to the FDA and receive approval from the FDA prior to marketing the device.  The PMA application contains information about how the medical device was designed and how it is manufactured, as well as preclinical and clinical studies of the device, demonstrating that it is safe and effective for its intended use.  The expense associated with PMA is generally greater than 510(k) notification.
In November 2016, we received clearance from the U.S. Environmental Protection Agency (“EPA”) (Reg. No. 90607-3) to market AsepticSure ozone disinfectant formula for use for disinfection of non-porous surfaces in hospitals, clinics, hotels, sporting venues and in the food industry, long-term care facilities, and other critical infrastructures.  However, the FDA representatives indicated that as a “medical device”, AsepticSure would also fall under FDA jurisdiction.  We do not agree with the FDA’s position, however the Company has determined to work with our regulatory advisors on a response to the FDA to establish the most efficient route to gain regulatory approval of AsepticSure as a medical device under the FDCA.
We have informed the FDA that the Company will not market AsepticSure in the US under the previously announced EPA clearance until it has also obtained 510(k) clearance or appropriate approvals from the FDA.
The Company will continue to support commercial operations in markets outside the United States, which are not affected by this decision.  In addition to the EPA clearance, the AsepticSure technology has received market approval from regulators for use and distribution in Canada, New Zealand, and Chile, and is currently seeking approvals in other countries in South America, Europe and Asia.
The Company issued a press release through wire services and posted a copy of the press release on its website the morning of April 7, 2017 to disclose the above discussions with the FDA.  A copy of the press release is furnished as Exhibit 99.1 to this Current Report.
Item 9.01  Financial Statements and Exhibits.
(d)  Exhibits
Exhibit Number	Description

99.1	Press Release dated April 7, 2017.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Medizone International, Inc.

By:	/s/ David A. Esposito
David A. Esposito Chief Executive Officer

Date: April 7, 2017